Exhibit 10.4

Aligos Therapeutics, Inc.

One Corporate Drive, 2nd Floor

South San Francisco, California

February [●], 2025

Baker Brothers Life Sciences, L.P.

667, L.P.

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Re: Aligos Therapeutics, Inc.

Reference is made to that certain Securities Purchase Agreement, dated as of February [●], 2025, by and among Aligos Therapeutics, Inc. (the “Company”), Baker Bros. Life Sciences, L.P. and 667, L.P. (collectively, and together with their investment adviser, Baker Bros. Advisors LP, the “Lead Investor”) and the other investors party thereto (the “Purchase Agreement”). Defined terms that are used but not defined in this letter agreement (this “Agreement”) shall have the meanings given to them in the Purchase Agreement.

Effective as of the Closing, and subject to the Lead Investor’s purchase of at least $60.0 million of Securities, the Company and the Lead Investor agree as follows:

(a) The Lead Investor shall have the right to nominate and recommend at each Election Meeting (as defined below) the election of (i) following such time (the “First Threshold”) and for so long as the Lead Investor (collectively with its Affiliates) maintains at least 5.5% of the voting power of the Company’s outstanding securities entitled to vote at an election of directors, one individual to serve as a member of the Board of Directors (the “First Designee”), and (ii) following such time (the “Second Threshold”) and for so long as (x) the Lead Investor (collectively with its Affiliates) maintains at least 19.9% of the voting power of the Company’s outstanding securities entitled to vote at an election of directors and (y) after giving effect to the Second Designee (as defined below) there are at least seven members of the Board of Directors, a second individual (the “Second Designee” and, together with the First Designee, the “Designees”) to serve as a member of the Board of Directors.

(b) Following the Lead Investor’s valid exercise of its right pursuant to paragraph (a) to appoint a Designee, the Company shall use its reasonable best efforts to have such Designee nominated or appointed to the Board of Directors.

(c) Following the appointment of any Designee pursuant to paragraph (b), the Company shall include such Designee in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors of the same class as such Designee are to be elected and every adjournment or postponement thereof (each, an “Election Meeting”). The Company will recommend, support and solicit proxies for the election of such Designee in the same manner as for all other members of the Board of Directors nominated by the Company’s Board of Directors for election at an Election Meeting. The Lead Investor will provide to the Company, in writing, the information about such Designee that is reasonably requested by the Company for inclusion in the Company’s proxy materials for Election Meetings promptly after the Company requests such information, and will cause such Designee to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally. If the Lead Investor or the Designee fail to provide such information to the Company in accordance with this paragraph (c), the Company shall not be required to nominate and recommend such Designee at the applicable Election Meeting.

(d) Notwithstanding anything to the contrary contained herein, (x) each Designee must qualify as “independent” under Nasdaq listing rules, and (y) the Lead Investor shall not be entitled to require the Company to nominate and recommend for election any individual as a Designee if a majority of the disinterested members of the Board of Directors (or the nominating committee thereof) reasonably and in good faith determine, after consultation with the Company’s outside legal counsel and upon advice of such counsel, that such Person would not be qualified to serve as a director of the Company under any applicable law, rule or regulation, or rule of the stock exchange on which the Common Stock is listed, or the organizational documents of the Company or any criteria or qualifications previously approved by the Board of Directors and applicable to all non-executive directors of the Board, but only if a direct or indirect purpose of any such organizational document provision, criteria or qualification is not to obstruct the Lead Investor’s right to designate such individual as a nominee to the Board of Directors or its rights under this Agreement. Notwithstanding anything set forth herein to the contrary, a person’s status as a director, officer, employee or Affiliate of the Lead Investor shall not cause such Person to be deemed not qualified to serve as a director of the Company, except as required by applicable law or regulation and except as may be necessary to maintain compliance with Nasdaq corporate governance rules for board and committee composition (including, for the avoidance of doubt, if such fact would disqualify such individual from being deemed “independent” under Nasdaq listing rules). In the event the Board of Directors (or the nominating committee thereof) does not accept a Designee as a result of such Designee failing to meet the requirements set forth in this paragraph (d), the Lead Investor shall have the right to recommend an alternative Designee in accordance with this Agreement. The Company shall promptly notify the Lead Investor of any objection to a Designee pursuant to this paragraph (d) and use its reasonable best efforts to provide such notice sufficiently in advance of the date on which the proxy materials related to any such Designee are to be mailed by the Company in connection with such election of directors, and in no event less than the first business day after such determination by the Board of Directors, so as to enable the Lead Investor to propose a replacement Designee in accordance with the terms of this Agreement.

(e) The Lead Investor (i) shall have the right to designate an alternative Designee only at such time as an existing Designee is up for re-election at an Election Meeting, and shall have no right to require the Company to replace a Designee at any other time and (ii) subject to the foregoing clause (i), the Lead Investor may not replace a Designee more than one time every three years.

(f) Notwithstanding the foregoing, the rights of the Lead Investor provided in this Agreement shall at all times be subject to, and interpreted and exercised in compliance with, (i) Nasdaq Listing Rule 5640 and (ii) all other applicable laws, rules and regulations. In the event that Nasdaq informs the Company that it is not in compliance with Nasdaq listing requirements as a result of the Lead Investor’s rights contained in this Agreement, the Lead Investor shall cooperate with the Company to promptly remedy such non-compliance, including the possibility of replacing or relinquishing its rights to appoint one or more Designees hereunder.

(g) The Company agrees to include each Designee as an “insured” for all purposes under any director insurance policy maintained by the Company for so long as such Designee serves as a member of the Board of Directors.

(h) At any time when the Lead Investor has nominated a Second Designee for service as a director, if the Lead Investor shall thereafter fail to exceed the Second Threshold (the “Reduction Date”), the rights of the Lead Investor with respect to such Second Designee shall immediately terminate and be of no further force or effect; provided, that at such time as the Lead Investor thereafter again meets the Second Threshold, it shall again be entitled to exercise such right.

(i) The rights of the Lead Investor provided in this Agreement shall terminate upon the earliest to occur of (1) such time as the Lead Investor, together with its Affiliates, beneficially owns less than 50% of the Securities acquired pursuant to the Purchase Agreement (which, in the case of the Pre-Funded Warrants, shall be calculated by reference to the number of Warrant Shares originally issuable upon exercise thereof without regard to any applicable exercise limitations, and shall include any Warrant Shares issued upon exercise thereof that continue to be beneficially owned by the Lead Investor or its Affiliates), (2) the tenth anniversary of the Closing Date and (3) a Liquidation Event. “Liquidation Event” means (i) the Company’s liquidation, dissolution, or winding up (whether voluntary or involuntary); (ii) a merger or consolidation of the Company with or into another entity, or similar transaction or series of related transactions, in which the stockholders of the Company immediately prior to such transaction(s) own less than fifty percent (50%) of the surviving or resulting entity’s outstanding voting securities immediately after such transaction(s); (iii) a transaction or series of related transactions (other than a bona fide equity financing) in which a person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Lead Investor acquires more than fifty percent (50%) of the Company’s outstanding voting securities; or (iv) a sale, lease, license or disposition of all or substantially all of the Company’s assets (including the grant of an exclusive license with respect to all or substantially all of the Company’s intellectual property), other than any internal reorganization or similar arrangement not undertaken for the primary purpose of avoiding the provisions of this Agreement. Additionally, the rights of the Lead Investor provided in this Agreement with respect to designating a Second Designee (but not, for the avoidance of doubt, a First Designee) shall terminate upon such time as the Lead Investor, together with its Affiliates, beneficially owns less than 75% of the Securities acquired pursuant to the Purchase Agreement (which, in the case of the Pre-Funded Warrants, shall be calculated by reference to the number of Warrant Shares originally issuable upon exercise thereof without regard to any applicable exercise limitations, and shall include any Warrant Shares issued upon exercise thereof that continue to be beneficially owned by the Lead Investor or its Affiliates).

(j) Upon any decrease in the number of directors that the Lead Investor is entitled to designate for nomination pursuant to this Agreement due solely to sales of Company securities by the Lead Investor (but not, for the avoidance of doubt, due to dilution of such securities), the Lead Investor shall take all necessary or appropriate action to cause the appropriate number of Designees to offer to tender their resignation, effective as of the next Election Meeting of the Company. Any Designee resigning pursuant to this paragraph (j) shall be permitted to continue serving as a director until the next Election Meeting.

Neither the Company nor the Lead Investor may assign its rights or obligations under this Agreement without the prior written consent of the other party.

The provisions of Sections 9.2, 9.4, 9.5, 9.6, 9.11, 9.12, 9.14, 9.15, 9.17 and 9.18 of the Purchase Agreement are incorporated by reference herein, mutatis mutandis, and shall apply to this Agreement.

[Signature Page Follows]

Very truly yours,

ALIGOS THERAPEUTICS, INC.

By:
	Name:	Lesley Ann Calhoun
	Title:	EVP, Chief Operating Officer & Chief Financial Officer

Accepted and agreed::

667, L.P.

BY: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:
Scott Lessing
President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:
Scott Lessing
President

[Signature Page to Side Letter]